Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
HCIA Inc.:

We consent to incorporation by reference in the registration statements (No. 33-98328 and No. 33-98330) on Form S-8 of HCIA Inc. of our reports dated January 22, 1998 relating to the consolidated balance sheets of HCIA Inc. and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and the related consolidated financial statement schedule, which reports appear, or are incorporated by reference, in the December 31, 1997 annual report on Form 10-K of HCIA Inc.

                                       KPMG PEAT MARWICK LLP

Baltimore, Maryland
March 27, 1998